UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 21, 2017

AMERICAN EXPRESS CREDIT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6908	11-1988350
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
200 Vesey Street New York, New York		10285
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 640-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations

For the twelve months ended December 31, 2016, American Express Credit Corporation (“Credco”) will report (a) net income of $197 million compared to $214 million for the twelve months ended December 31, 2015, (b) provisions for losses of $151 million compared to $165 million for the twelve months ended December 31, 2015 and (c) a ratio of earnings to fixed charges of 1.62 compared to 1.70 for the twelve months ended December 31, 2015.

Credco disclosed in Note 4 to the Consolidated Financial Statements in its Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016 that it had revised the previously reported amounts of changes in fair value of its derivatives not designated as hedges for the equivalent periods in 2015.  Because the amount of change in fair value of derivatives not designated as hedges is offset against the related foreign exchange gains or losses in respect of the underlying foreign currency exposures for purposes of Credco’s financial statements, the noted revisions had no impact on Credco’s Consolidated Statements of Income and Retained Earnings, Balance Sheets or Cash Flows.  Similarly, Credco is revising the full year 2015 and 2014 amounts of change in fair value of its derivatives not designated as hedges previously disclosed in Note 6 to the Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2015, from a loss of $5 million to a gain of $293 million for 2015 and from a gain of $133 million to a gain of $587 million for 2014.  Due to the netting described above, these changes to the previously disclosed amounts also have no impact on Credco’s Consolidated Statements of Income, Balance Sheets or Cash Flows.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS CREDIT CORPORATION (REGISTRANT)
By:	/s/ Carol V. Schwartz
Name: Carol V. Schwartz
Title: Secretary

Date:  February 21, 2017